Exhibit 10.8(i)

IRIS INTERNATIONAL, INC. (“IRIS”)

KEY EMPLOYEE AGREEMENT FOR

CESAR M. GARCIA

IRIS INTERNATIONAL, INC., a Delaware corporation (the “Company”) agrees with you as follows:

1. Position and Responsibilities.

1.1 The Company will employ you and you shall serve in an executive capacity as PRESIDENT AND CHIEF EXECUTIVE OFFICER, and perform the duties customarily associated with such capacity from time to time as the Company shall reasonably designate or as shall be reasonably appropriate and necessary in connection with such employment.

1.2 Subject to Section 4 below, you will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company. You will report to the Company’s Board of Directors.

1.3 You will duly, punctually and faithfully perform and observe any and all rules and regulations that the Company may now or shall hereafter establish governing the conduct of its business, except to the extent that such rules and regulations may be inconsistent with your executive position.

2. Term of Employment; Termination.

2.1 The commencement of your term as President and Chief Executive Officer shall be November 17, 2003 (your “Start Date”).

2.2 Unless otherwise mutually agreed in writing, this Agreement and your employment by the Company pursuant to this Agreement shall be terminated on the earliest of:

(a) your death, or any illness, disability or other incapacity in such a manner that you are physically rendered unable regularly to perform your duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period;

(b) thirty (30) days after you, for any reason, give written notice to the Company of your termination; or

(c) immediately if the Company, with or without cause, gives written notice to you of your termination.

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IRIS INTERNATIONAL, INC. (“IRIS”)

KEY EMPLOYEE AGREEMENT FOR CESAR M. GARCIA

2.3 The determination regarding whether you are physically unable regularly to perform your duties under (a) above shall be made by the Board of Directors.

2.4 Any notice required to be given pursuant to this Section 2 shall be given in accordance with the provisions of Section 9 hereof. The exercise of either party’s right to terminate this Agreement pursuant to subsections (b) or (c) above shall not abrogate the rights and remedies of the terminating party regarding the breach, if any, giving rise to such termination.

2.5 You may be terminated with or without cause. If you are terminated without cause, you will be entitled to certain severance benefits as described in this Agreement. You shall be deemed terminated for cause if, in the reasonable determination of the Company, you (a) commit an act that is fraudulent, dishonest or a material breach of the Company’s policies, including wrongful disclosure of any trade secrets or other confidential information of the Company, or material breach of Section 4 of this Agreement or any material provision of the Proprietary Information Agreement (as defined in Section 5), (b) are convicted of a felony under federal, state, or local law applicable to the Company or (c) intentionally refuse, without proper cause, to substantially perform duties after a demand for such performance has been delivered in writing by the Board of Directors, which notice shall specify the alleged instance of breach, and, shall provide you with reasonable time in which to remedy such breach.

3. Compensation; Benefits; and Investment Rights:

3.1 Effective January 1, 2004, the Company shall pay to you for the services to be rendered hereunder a basic salary at a annual rate of $250,000.00 subject to increases in accordance with the policies of the Company, as determined by its Board of Directors, in force from time to time, payable in installments in accordance with Company policy. During your employment, you shall be entitled to use of a company car. You shall also be entitled to all rights and benefits for which you shall be eligible under bonus, pension, group insurance, long-term disability, life insurance, profit-sharing or other Company benefits which may be in force from time to time and provided to you or for the Company’s executive officers generally.

3.2 You will be awarded a 5-year Incentive Stock Option (ISO) to purchase 150,000 shares of the Company’s Common Stock at per share price equal to the fair market value of our common stock at the close of market for the ten trading days preceding your Start Date vesting in four equal installments on the first, second, third and four anniversaries of your Start Date. The Company represents that the Board of Directors has acted upon your option grant. From time to time you will be eligible for further option awards, commensurate with other senior executive officers, based on your performance as determined by the Compensation Committee of the Board of Directors.

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IRIS INTERNATIONAL, INC. (“IRIS”)

KEY EMPLOYEE AGREEMENT FOR CESAR M. GARCIA

3.4 You shall be eligible to participate in the Company’s ESSP Program as in effect from time to time.

3.5 For the calendar years commencing January 1, 2004, you shall be eligible for an annual bonus to be determined by the Compensation Committee of the Board of Directors. There will be no bonus if you resign or are terminated for cause prior to the end of a fiscal year.

3.6 You shall be entitled to four (4) weeks of paid vacation per year to be taken at such time as will not interfere with the performance of your duties. You will also be entitled to illness days during the term of this Agreement consistent with the Company’s standard practice for its employees generally as in effect from time to time.

3.7 In the event you are terminated without cause at any time, pursuant to Section 2.2(c) hereof, the Company shall pay you the equivalent of eighteen (18) months base salary following such termination. At the choice of the Company, payment may be in the form of a lump sum payment or through regular payroll payments over the eighteen (18) month period. If payment is made through regular payroll, the Company shall maintain your medical and dental insurance benefits in accordance with those in effect for employees at the time of such termination. Termination without cause shall include “constructive termination” in the event of a significant diminution of your fundamental responsibilities as described in Section 1 above.

4. Other Activities During Employment.

4.1 You shall be appointed to the Board of Directors effective on your Start Date, and you agree to serve as a Director during your employment as Chief Executive Officer. All Directors serve for fixed terms and must be nominated for re-election by the Nominating Committee. Employee Directors do not receive additional compensation for service on the Board of Directors. You will resign from the Board of Directors immediately if you cease to be the Chief Executive Officer for any reason unless requested otherwise by the Board of Directors. You may decline a request to continue serving on the Board if you are no longer an employee.

4.2 Except with the prior written consent of the Company’s Board of Directors, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor in non-competitive businesses. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder.

4.3 Except as permitted by Section 4.3, you will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by

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IRIS INTERNATIONAL, INC. (“IRIS”)

KEY EMPLOYEE AGREEMENT FOR CESAR M. GARCIA

you to be adverse or antagonistic to, or competitive with, the Company, its business or prospects, financial or otherwise.

4.4 During the term of your employment by the Company (except on behalf of the Company), you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to directly or indirectly compete with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the publicly-traded voting stock of such corporation.

5. Proprietary Information And Inventions. You agree to sign and be bound by the provisions of the Company’s standard Employee Acknowledgement Form (the “Proprietary Information Agreement”).

6. Remedies. Your duties under the Proprietary Information Agreement shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information Agreement would be inadequate and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

7. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Company or by you.

8. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9. Notices. Any notice which the Company is required or may desire to give you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at the address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice, which you are required or may desire to give to the Company hereunder, shall be

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IRIS INTERNATIONAL, INC. (“IRIS”)

KEY EMPLOYEE AGREEMENT FOR CESAR M. GARCIA

given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the date of mailing any such notice shall be deemed to be the date of delivery thereof.

10. Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

11. Complete Agreement; Amendments. The foregoing, together with the Proprietary Information Agreement and Addendum 1, is the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

12. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California. IN WITNESS WHEREOF, the parties have executed this Key Employee Agreement on the day and year written below.

IRIS INTERNATIONAL, INC.

By:	/s/ John A. O’Malley

John A. O’Malley, Chairman
Date: February 13, 2004

Accepted and agreed this 13th day of February 2004

/s/ César M. García

César M. García

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